DECEMBER 9, 1994
                              AMENDMENTS TO THE
                   LOWE'S COMPANIES, INC. 1994 INCENTIVE PLAN


Effective December 9, 1994, the Lowe's Companies, Inc. 1994 Incentive Plan (the "Plan") was amended as follows:

     a.  The phrase "that is an incentive stock option" was deleted from section 6.02.

     b.  Section 8.02 was amended to read as follows:

             8.02. Vesting. A Participant's rights in the Stock Award shall be nontransferable and forfeitable for a period of time set forth in the Agreement. Unless the Stock Award will become transferable and nonforfeitable on account of performance objectives prescribed by the Administrator, the period of restrictions shall not be less than three years.

     c. Article XIII was amended to add a comma after the word "Plan" and to delete the word "or" in the fourth line of that Article and to add the following language at the end of the first sentence:

             (iii) the amendment would materially increase the benefits under any outstanding Stock Award, Option, STAR, or Incentive Award or
             (iv) the amendment affects the terms of any outstanding Stock Award, Option, STAR or Incentive Award in a manner that, to a material extent, makes it more likely that a benefit will be earned, paid or retained under such grant or award.